Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: QuadraMed Corporation Brooke Kane, Marketing Manager 703-709-2310 press@QuadraMed.com Investor Relations 703.742.5393 InvestorRelations@quadramed.com

QuadraMed to Present at

The 2008 UBS Global Healthcare Services Conference

RESTON, Va. – Feb. 5, 2008 – QuadraMed® Corporation (Amex: QD) today announced that Keith B. Hagen, President and CEO of QuadraMed Corporation, is scheduled to make a presentation at the 18th Annual UBS Global Healthcare Services Conference taking place February 11-13, 2008 at the Grand Hyatt New York hotel in New York City.

QuadraMed’s presentation is scheduled to begin at 4 p.m. (EST) on Monday, February 11, 2008. Investors, analysts and the general public are invited to listen to this presentation live through the UBS Investment Bank web site at www.ibb.ubs.com. Interested parties are also encouraged to access the presentation slides and supporting materials through QuadraMed’s web site at www.quadramed.com.

More than 1,500 portfolio managers, analysts and investors are scheduled to attend the event. The conference features presentations by senior executives from more than 150 of the leading healthcare services firms and agencies which continue to shape this dynamic field. Through this comprehensive three-day event, attendees will interact with top executives, operators and professionals in the fields of acute care, alternate site, distribution, healthcare REITs, information technology, laboratory services, long-term care, managed care, pharmaceutical services, staffing, and other sub-sectors from around the globe.

Online Conference Information

To access audio transmissions and the conference agenda please go to the UBS Investment Bank web site at www.ibb.ubs.com. Audio transmissions of company presentations will be available live and by replay.

For more information about QuadraMed products and related services, visit www.quadramed.com or call 800.393.0278.

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QD/UBS

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost-effectively. Behind the company’s products and services is a staff of approximately 650 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com/

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.